PACKARD BIOSCIENCE                                                 EXHIBIT 99.1


Contact: Packard BioScience
Mike Zebarth
Tel:  (203) 639-2340
Fax:  (203) 235-1347
E-mail: mzebarth@packardbioscience.com


Noonan/Russo Communications, Inc.
Tel:  (212) 696-4455
John Capodanno, ext. 246 (investors); j.capodanno@noonanrusso.com
Hala Bashir, ext. 356 (media); h.bashir@noonanrusso.com



                   PACKARD BIOSCIENCE COMPLETES ACQUISITION OF
              GSLI LIFE SCIENCES -- Purchase Positions Packard as a
             Leading Provider of Biochip and Microarray Products --



Meriden,  Connecticut,  October 2, 2000 -- Packard  BioScience  Company (Nasdaq:
PBSC) announced today that the company has acquired GSLI Life Sciences, a division of GSI Lumonics, Inc. (Nasdaq: GSLI; Toronto Exchange: LSI), a leading provider of imaging equipment for biochip and microarray applications. In addition to the imaging product line, Packard has also acquired the bioinformatics software products of GSLI Life Sciences. Packard purchased the company for $40M in cash and approximately 4.6 million shares of Packard common stock (with an adjustment based on net assets acquired). The acquisition will be accounted for as a purchase and is anticipated to be accretive to Packard's cash EPS in 2002 and will have a nominal effect prior to that time.

The GSLI Life Sciences group will become a part of Packard BioChip Technologies, LLC, a new entity formed to highlight Packard's various technologies in the area of biochips. Packard seeks to be a leading provider of biochips and microarray analysis tools, the key enabling technologies for post-genomics and drug discovery research.

Biochips are arrays of miniature testing sites that allow vast numbers of simultaneous experiments to be conducted in a very small area -- leading to research breakthroughs and ultimately bringing life-enhancing therapies to market much faster. GSLI Life Sciences' laser detection and data analysis, which are necessary to extract results from such microarray experiments, combined with Packard's novel biochip formats and patented production technology, will establish an integrated biochip and microarray production and analysis platform. GSLI Life Sciences' ScanArray(R) product line is the established market leader in the fast growing area of laser scanning for biochip and microarray analysis. Due to this market success, GSLI Life Sciences is expecting to grow approximately 50% yearly for the next several years on the basis of $17 million in revenues for the twelve months ended June 30,2000. GSLI Life Sciences' products are used in applications including single nucleotide polymorphism (SNP) detection, gene expression analysis, protein studies and drug discovery.

"We are very excited about this announcement," said Emery Olcott, Chairman and CEO of Packard BioScience. "It underscores our commitment to developing broad, integrated solutions for the drug discovery process. With this acquisition Packard will be among the top three global providers of biochip and microarray tools for genomic and proteomic analysis. As we move beyond the post-genome era, DNA microarray and biochip technology must become widely available as cost-effective, bench-top research tools. Packard is well positioned to meet this need by developing low-cost, custom designed products which combine Packard's proprietary Biochip Arrayer(TM) production technology with GSLI's ScanArray(R) readers and bioinformatics software.

Biochips containing microarrays of genetic information promise to be one of the most important research tools in the post-genome era. They are one of the very few platforms that support the highly parallel analysis needed to exploit the explosive growth in genetic information resulting from the sequencing of the human genome. Initial applications will be in drug discovery, pharmacology and clinical research. The emerging field of pharmacogenomics, which explores an individual's genetically determined response to drugs, is particularly expected to benefit from biochip analysis, eventually leading to mass diagnostic and personalized medicine applications. Other biochip applications will include forensics, toxicology and epidemiological research.

"GSI Lumonics' Life Science potential will be best realized with a strategic partner such as Packard BioScience which is focused purely on the life sciences market," said Charles Winston, President & CEO, GSI Lumonics. "By combining our technology and employees with Packard's complementary product lines and worldwide distribution network, Packard will continue to rapidly grow the business."

GSI Lumonics Inc. supplies laser-based automated advanced manufacturing systems, components and services to the semiconductor, electronics and automotive markets and provides precision optics for telecommunications. GSI Lumonics' common shares are listed on Nasdaq (GSLI) and the Toronto Stock Exchange (LSI). The company's web site address is www.gsilumonics.com.

Packard BioScience Company is a leading global developer, manufacturer and marketer of instruments and related consumables and services for use in the life sciences research and nuclear industries. The Company is primarily focused on the rapidly growing areas of drug discovery, genomics and biochip analysis and is continuing to develop integrated platforms based on a wide range of technologies and instrumentation. Packard's experience in working in more than 60 countries with market leading customers has allowed the Company to establish a worldwide leadership position in many of its primary product categories, with well-recognized brand names and a reputation for high quality, reliable instruments. Recently, Packard has focused on the development of enabling biochip technologies, and has started to exploit its pioneering biochip production patents through both direct sales of biochip products as well as through licensing agreements with other biochip manufacturers such as Motorola, Inc.

Certain statements contained herein are "forward looking" statements which involve a high degree of risk and uncertainty, including, without limitation,
the  prospective   statements   regarding  the  expected  expansion  of  biochip
applications and our ability to capitalize on such expansion, and may be identified by the use of forward-looking words or phrases such as "expected," "expecting" or "anticipated." Many factors could cause actual results to differ materially from these statements including, without limitation, loss of market share from competition, our ability to successfully introduce new products and platforms, market acceptance of new products and platforms, our ability to protect our intellectual property, not infringing on the intellectual property rights of others, changes in the markets we serve and economic issues such as interest rate and foreign exchange fluctuations. These and other risk factors are discussed in detail in our filings with the Securities and Exchange Commission.